Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

NextNav Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Feet Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock $0.0001 par value per share (“Common Stock”)	Other	22,927,380 (2)	$11.35 (3)	$260,225,763.00	$0.0001531	$39,840.57
	Equity	Warrants to purchase Common Stock	Other	7,800,000 (4)	(5)	-	-	-
	Total Offering Amounts					$260,225,763.00		$39,840.57
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$39,840.57

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions

(2)	Represents the resale of 15,127,380 Conversion Shares (as defined in this registration statement on Form S-3) and 7,800,000 Warrant Shares (as defined in this registration statement on Form S-3)
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of Common Stock as reported on the Nasdaq Capital Market on April 21, 2025, a date within five business days of the initial filing of this registration statement on Form S-3.
(4)	Represents the resale of 7,800,000 Registered Warrants (as defined in this registration statement on Form S-3).
(5)	The resale of the Registered Warrants and the Warrant Shares are being simultaneously registered hereunder. No separate registration fee for the Registered Warrants is required pursuant to Rule 457(g) under the Securities Act.